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A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
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Amy Rhoades, General Counsel	Joe Crivelli
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A.C. Moore Co-Founder William Kaplan Retires from Board

Berlin, New Jersey, November 22, 2006 – A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) announced that William Kaplan retired from the Company’s Board of Directors effective today. Mr. Kaplan, 79, was A.C. Moore’s co-founder and served as the Chairman of the Board since the Company’s inception in 1984 through June 2006. He most recently served as the Chair of the Nominating and Corporate Governance Committee of A.C. Moore’s Board of Directors.

Rick A. Lepley, Chief Executive Officer, said, “A.C. Moore made terrific progress and achieved great success during Bill Kaplan’s tenure as Chairman of the Board. The Company grew from a single store in Moorestown, New Jersey in 1984 to a chain of 123 stores along the East Coast from Maine to Florida. On behalf of the Company, I would like to thank Bill for his years of service and dedication.”

Michael J. Joyce, Chairman of the Board, said, “Bill’s strategic vision and leadership have been essential to the Company’s growth. The Board is deeply grateful for his many contributions and appreciative of his guidance and advice over the past 22 years. We wish him the very best in his retirement.”

William Kaplan said, “I am very proud of what A.C. Moore has accomplished over the years and have enjoyed being part of its success. I am retiring with absolute confidence and optimism that under the very able leadership of Rick Lepley and Mike Joyce the Company will continue to achieve the growth and success that Jack Parker and I envisioned 22 years ago.”

Mr. Kaplan currently serves as the Chairman of the Board of Directors and an executive officer of Regal Bag Corporation, an importer and distributor of women’s handbags and leather accessories, which he co-founded in 1947.

About A.C. Moore:

A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 123 stores in the Eastern United States. For more information about the Company, visit our website at www.acmoore.com.

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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, difficulties in determining the outcome and impact of litigation, the impact of the adoption of FAS 123R, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, including the recent POS conversion, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, the costs associated with a change in management, the impact of the threat of terrorist attacks and war, the Company’s ability to maintain an effective system of internal control over financial reporting and other risks detailed in the Company’s Securities and Exchange Commission filings.